Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-14 of the Eaton Vance Insured Municipal Bond of our reports dated November 15, 2007 relating to the financial statements and financial highlights of Eaton Vance Insured Municipal Bond Fund and Eaton Vance Insured Florida Plus Municipal Bond Fund, formerly Eaton Vance Insured Florida Municipal Bond Fund (the “Funds”) appearing in the Annual Reports on Forms N-CSR of the Funds for the year ended September 30, 2007, and to the reference to us under “Other Service Providers – Independent Registered Public Accounting Firm” in the Statement of Additional Information, which constitutes part of this Registration Statement.  We also consent to the reference to us under "Experts" and "Form of Agreement and Plan of Reorganization" in the Proxy Statement/Prospectus, which constitutes part of this Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts July 18, 2008